SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

August 26, 2013

Date of Report (Date of Earliest Event Reported)

DMC Beverage Corp.

 (Exact name of registrant as specified in its charter)

Delaware	333-190831	01-0638346
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

19563 East Mainstreet, Suite 206-i, Parker, CO	80138
(Address of principal executive offices)	(Zip Code)

(888) 645-8423

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

1) Previous Independent Auditors:

a.

On August 26, 2013, Comiskey & Company, Professional Corporation. (“Comiskey”) resigned as the registrant’s registered independent public accountant.  On December 13, 2013, the registrant engaged DKM Certified Public Accountants (“DKM”) as its new registered independent public accountant.

b.

For the years ended December 31, 2012 and 2011, Comiskey’s report did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles, except that the reports contained an explanatory paragraph stating that there was substantial doubt about the registrant’s ability to continue as a going concern.

c.

The decision to engage DKM was approved by the registrant’s board of directors.

d.

Through the period covered by the financial audit for the years ended December 31, 2012 and 2011 there have been no disagreements with Comiskey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Comiskey would have caused them to make reference thereto in their report on the financial statements.  For the interim period through August 26, 2013 (the date of resignation), there have been no disagreements with Comiskey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Comiskey would have caused them to make reference thereto in their report on the financial statements.

e.

We have authorized Comiskey to respond fully to any inquiries of DKM.

f.

During the years ended December 31, 2012 and 2011 and for the interim period through August 26, 2013, there have been no reportable events between the registrant and Comiskey as set forth in Item 304(a)(1)(v) of Regulation S-K.

g.

The registrant provided a copy of the foregoing disclosures to Comiskey prior to the date of the filing of this report and requested that Comiskey furnish it with a letter addressed to the Securities & Exchange Commission stating whether or not it agrees with the statements in this report.  A copy of this letter is filed as Exhibit 16.1 to this Form 8-K.

2) New Independent Accountants:

a.

On December 13, 2013, the registrant engaged DKM Certified Public Accountants as its new registered independent public accountant.  During the year ended December 31, 2012 and 2011 and prior to December 13, 2013 (the date of the new engagement), we did not consult with DKM regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the registrant’s financial statements by DKM, in either case where written or oral advice provided by DKM would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

On January 2, 2014, Mr. Kerry Roberts resigned as the registrant’s Chief Financial Officer.

On January 2, 2014, the registrant appointed John Wittler, age 55, as its new Chief Financial Officer.  There is no family relationship between Mr. Wittler and any member of the registrant, and he has had no dealings with any officer or director of the registrant prior to being appointed as Chief Financial Officer.  From 1994 through the present, Mr. Wittler has been the Managing Director of Wittler International Inc.  From January 2012 through the present, Mr. Wittler has been the Chief Financial Officer of Spartan Gold Ltd.  Mr. Wittler received a bachelor’s of science degree in accounting from Ball State University in August 1981, and is currently a member of the American Institute of CPAs and the Florida Institute of CPAs.

Under the terms of the consulting agreement entered into between Mr. Wittler and the registrant, in return for his duties as CFO, Mr. Wittler will receive $6,000 per month due in equal monthly installments on the first day of the month.  These payments will be deferred until the earlier of the registrant receiving funding of at least $1,000,000 or June 30, 2014.  Mr. Wittler received 100,000 common shares at the signing of the consulting agreement.  In addition, Mr. Wittler will receive 15,000 common shares at the end of each month, as well as receive an option priced at $0.0001 for an amount of shares equal to 1% of the issued and outstanding stock for each $1,000,000 received from an investor directly introduced by Mr. Wittler, and will be capped at 5% of the total amount of issued and outstanding stock.

Item 9.01 Financial Statements and Exhibits

a.

None

b.

Exhibits

10.1 – Consulting agreement between the registrant and John Wittler dated January 2, 2014

16.1 – Letter from Comiskey & Company, Professional Corporation dated January 14, 2014, regarding the change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DMC Beverage Corp.

By:      /s/ Donald Mack

Donald Mack

Chief Executive Officer

Dated:  January 15, 2014